Exhibit 99.1

PRESS RELEASE                                                                                         SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of Australia Based Pride Electronic Security Systems

EXTON, PA - (PR Newswire - First Call) - November 4, 2009) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that it has completed the acquisition of Pride Electronic Security Systems located in Queensland, Australia. The purchase price included a payment at closing of AUD $2 million with a potential of up to an additional AUD $2 million of purchase price based on the achievement of certain earnings goals over the next two years.

Founded in 1997, Pride Electronic Security Systems is an electrical and security services provider specializing in the commercial and government sectors. The company focuses on low voltage security installations, alarm systems, video surveillance and access controls. The company has established a stellar reputation for high quality services and maintains a strong customer base which includes the Queensland Police, Queensland Rail, Sunshine Coast District Health Service and General Water Australia.

Historically profitable, Pride Electronic Security Systems generated AUD $7.6 million in revenue and approximately AUD $900,000 in earnings before interest and taxes (EBIT) for their recent fiscal year ended June 30, 2009. The company also has a net tangible asset value of approximately AUD $1.2 million. The transaction closed on November 4, 2009 and the company will be assimilated into the WPCS Australian operations.

Robert Paynter, president of Pride Electronic Security Systems, commented, “The security market in Australia is expanding at a rapid pace and it became apparent that it would be beneficial for our growth if we were acquired by a larger organization that can support our leadership role in electrical and security services. WPCS is an ideal partner as they are a successful company that has displayed a commitment to developing the Australian market for communications infrastructure. We are pleased to become part of the WPCS team and look forward to a prosperous and productive future.”

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “The acquisition of Pride Electronic Security Systems is very important for WPCS as it not only adds a financially successful company but also a company with a very talented management team. In addition, the acquisition allows us to strengthen our service capabilities in the Australian public services market through the design and deployment of security systems. We are excited to add such an outstanding company.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.
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WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com